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                                                                    Exhibit 99.1

For Immediate Release


                     ERGO SCIENCE ANNOUNCES STAFF REDUCTION

Contact: Lisa V. DeScenza
         Corporate Communications &
         Investor Relations Specialist
         (617) 241-6824 (Direct Line)            ldescenza@ergo.com     (E-Mail)
         (617) 241-8822 (Fax)                    http://www.ergo.com  (Web Site)


         BOSTON, December 16, 1998 - Ergo Science Corporation (Nasdaq:ERGO) today announced that it has reduced its work force by approximately 50 percent. These reductions result from the receipt by the Company of a not-approvable letter from the Division of Metabolic and Endocrine Drug Products at the U.S. Food and Drug Administration (FDA) for ERGOSET(R) tablets and the termination by Johnson & Johnson of the collaboration to develop and commercialize ERGOSET(R) tablets for the treatment of Type 2 diabetes and obesity. Ergo Science is continuing to evaluate an appeal to FDA of the not-approvable letter. The Company is also re-evaluating current research and development projects and its strategic options generally.

         Ronald H. Abrahams, Ph.D., Chairman and Chief Executive Officer of Ergo Science stated, "We deeply regret the reduction in staffing announced today and appreciate the dedicated efforts of those employees affected by this reduction.

         Dr. Abrahams continued, "We are extremely disappointed with the not-approvable letter from the Division at FDA. We disagree with the Division's scientific conclusions and continue to believe that this letter is contrary to our understanding with the Division on standards for ERGOSET's approval and appears inconsistent with recent Division action."

Ergo Science Background
         Ergo Science Corporation is a biopharmaceutical company developing novel treatments for metabolic and immune system disorders. At September 30, 1998, Ergo Science reported $37M in cash, cash equivalents and short-term investments.


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This discussion contains forward-looking statements. Forward-looking statements reflect Ergo Science's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, assumed, estimated or otherwise indicated. Important factors that could cause actual results to differ materially include, without limitation, (1) there can be no assurance that ERGOSET(R) tablets will receive approval from FDA or that Ergo Science will be able to submit clinical trial results in the future that will produce an approval by the FDA of ERGOSET(R) tablets, (2) there can be no assurance that Ergo Science will have sufficient capital to complete any additional trials (3) data obtained from clinical trials are subject to varying interpretations, and there can be no assurance that the FDA (or an FDA panel of experts) will agree with Ergo Science's assessment of future clinical trial results, (4) uncertainty related to the scientific development of a new medical therapy, (5) competition in the anti-diabetic and anti-obesity markets is intense; other products have been recently approved for these indications and other companies are developing competing products, (6) the need for additional funding, (7) there can be no assurance that Ergo Science will be able to establish corporate alliances to market ERGOSET(R) tablets, if approved for commercial marketing, and assist with development of product candidates, (8) there can be no assurance that Ergo Science's formulation of bromocriptine mesylate, if approved for commercial marketing, will be successful in the marketplace, or that Ergo Science will receive any profits from its sale, and
(9) the uncertainty relating to patent protection in the pharmaceutical and biotechnology industries. Further information and additional important factors are set forth in reports and other filings of Ergo Science with the Securities and Exchange Commission, including, without limitation, the 1997 Annual Report on Form 10-K, generally under the section entitled "Risk Factors." Ergo Science does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Ergo Science.


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